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                                                                   EXHIBIT 10.22

CONFIDENTIAL TREATMENT - Asterisked material has been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

                            PRODUCT SUPPLY AGREEMENT

This Agreement dated February 5, 2004, by and between NEOPROBE CORPORATION, a Delaware corporation, having an office at 425 Metro Place North, Suite 300, Dublin, OH 43017 ("Company"), and TRIVIRIX INTERNATIONAL, a Delaware corporation, having an office at 2800 Meridian Parkway, Suite 175, Durham, North Carolina 27713 ("TriVirix");

                              W I T N E S S E T H:

            WHEREAS, Company wishes to have TriVirix manufacture for it the Product(s) (as hereinafter defined);

            WHEREAS, Company wishes to have TriVirix service and repair the Product(s) and certain predecessor products;

            WHEREAS, TriVirix is engaged in the business of manufacturing, servicing and repairing electronic equipment; and

            WHEREAS, TriVirix desires to so manufacture and supply and service and repair the Product(s) for Company:

            NOW, THEREFORE, the parties agree as follows:

                                   ARTICLE I

                                   DEFINITIONS

            1.01 "Affiliate(s)" shall mean with respect to a party any other corporation controlling, controlled by or under common control with such party during the term or any extension of this Agreement.

            1.02 "Commercial Years" shall be defined as follows: "Commercial Year One" or the "First Commercial Year" shall mean the period from the Date of Market Introduction as defined in Section 1.04 through December 31, 2004; provided, however, that the Date of Market Introduction shall be no later than February 1, 2004. In the event that the Date of Market Introduction is after February 1, 2004, the Parties shall negotiate in good faith any adjustment necessary to the minimum purchase commitment created under the blanket Purchase Orders delivered in accordance with Section 3 and the price of such Products as determined in Section 3.

            1.03 "Confidential Information" shall mean all information, data and know-how that concerns the business affairs of a party that is not known by or generally available to third parties, and which is disclosed by a party to the other party. Confidential Information may be in tangible or intangible form, including, without limitation, oral or written disclosures,
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ideas, know-how, drawings, graphs, plans, specifications, models, prototypes, samples, equipment, data, formulas, processes, designs, hardware and software, and information about marketing, costs and suppliers. All written Confidential Information shall be prominently identified as such using appropriate legends, markings, stamps, or other clear and conspicuous written identification that unambiguously indicates that the information being provided is to be considered Confidential Information hereunder. A disclosing party shall identify as Confidential Information only such information as the disclosing party believes in good faith to be proprietary or competition sensitive. Any information that is disclosed other than in tangible or other written form shall be considered Confidential Information but only to the extent that it is identified as Confidential Information at the time of disclosure and is thereafter summarized in written form which clearly and conspicuously identifies it as Confidential Information. The term Confidential Information shall not mean any information which is previously known to the receiving party without obligation of confidence, as shown by its written records, or without breach of this Agreement, is publicly disclosed either prior or subsequent to receipt by the receiving party of such Confidential Information, or is subsequently rightfully received by the receiving party from a third party without obligation of confidence or disclosure of which is required by subpoena or other legal, administrative, or arbitral process or by law. The fact that a party chooses to transmit Confidential Information to the other party hereto via E-mail shall not in any way release said information from its status as Confidential Information hereunder.

            1.04 "Date of Market Introduction" of a Product shall mean the date of the receipt and acceptance by Company of the first twenty (20) units of the Product meeting the specifications of the DMR for said Product.

            1.05 "Defective Product" shall mean a Product manufactured by TriVirix hereunder that does not function or fails to meet the specifications of the DMR, or has defects in materials or workmanship.

            1.06 "DMR" shall mean the Device Master Record for a Product, which shall be maintained in compliance with the QSR. The DMR shall include the specifications, drawings, and manufacturing instructions that enable TriVirix or a third party to manufacture the Products including a set of quality control parameters suitable for use in acceptance testing of the Products, but excluding applicable software.

            1.07 "DHR" shall mean the Device History Record for a Product, which shall be maintained in compliance with the QSR. The DHR shall include a compilation of records used in the production, inspection, test, and warehousing or shipping activities related to the Products (i.e., certificates of conformance, evidence of appropriate labeling.

            1.08 "Engineering Change Notice" or "ECN" shall mean the controlled change process to effect changes to the Products, processes, or documentation.

            1.09 "FDA" shall mean the United States Food and Drug
Administration.

            1.10 "Forecast" shall have the meaning set forth in Section 2.04 herein.

            1.11 "Forecast Period" shall have the meaning set forth in Section
2.04 herein.


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            1.12 "Initial Term" shall have the meaning set forth in Section 8.01 hereof.

            1.13 "NCNR components" shall mean those parts of the Products orders for which once placed with TriVirix's suppliers are not cancelable, or that are not returnable once delivered to TriVirix without payment of a restocking or other fee that Company agrees to pay.

            1.14 "Product(s)" shall mean the medical device(s) listed in
Schedule 1.12 to this Agreement, as such Schedule may be amended from time to time through written agreement between the parties, that is the subject of a DMR(s).

            1.15 "Purchase Orders" shall have the meaning set forth in Section 2.04(b) hereof.

            1.16 "QSR" shall mean the Quality System Regulation (21 CFR 820) promulgated by the FDA, as may be amended from time to time during the term of this Agreement.

            1.17 "Sustaining Engineering" shall mean the design/drafting services to maintain DMR and associated drawings; the design, analysis and verification testing of design improvements; the support of process validations and quality issues of in-house and sub-tier suppliers; or other engineering services agreed-to in writing by both parties.

                                   ARTICLE II

                       SUPPLY, SUPPORT AND REPAIR SERVICES

            2.01 TriVirix shall manufacture and sell the Products exclusively to Company at prices established by the parties pursuant to paragraph 3.01 for Company's exclusive resale or use.

            2.02 During the term of this Agreement, TriVirix shall be Company's sole and exclusive source for the Products, provided that (a) TriVirix provides an adequate and timely supply of the Products to Company in accordance with paragraph 2.04 hereof, and (b) TriVirix maintains compliance with the QSR and the quality assurance level agreed upon by the parties.

            2.03 TriVirix represents that it will from and after December 1, 2003, maintain sufficient manufacturing capacity, including printed circuit board production, to produce the number of Products forecast by Company in its Forecasts submitted pursuant to paragraph 2.04 hereof. With respect to printed circuit boards to be built at TriVirix' facility in Northern Ireland, TriVirix shall take reasonable measures to establish a contingent source of supply capable of delivering finished boards within 60 days of an interruption of supply in TriVirix' Northern Ireland facility that lasts longer than 10 days.

            2.04 (a) In order to facilitate TriVirix's planning of production, Company shall submit not later than the 15th day of each month to TriVirix an estimate of its requirements for Products (the "Forecast") covering a forward period of not less than twelve (12) months (the


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"Forecast Period"). The first three (3) months shall be binding on Company on a rolling basis advancing month-by-month and may not be canceled or rescheduled without the prior written agreement of TriVirix. The remaining nine (9) months forecast is to be used by TriVirix for planning purposes only and shall not be considered to be firm as it relates to scheduling, Company's only obligation with respect thereto being for the cost of any unique NCNR components having a lead time of more than three (3) months on a rolling basis advancing month by month. Company shall submit the initial Forecast promptly after the execution and delivery of this Agreement.

            (b) Company shall commit to minimum annual purchase quantities for each Product no less than ninety (90) days prior to the beginning of each Commercial Year. As evidence of the Company's minimum annual commitments, the Company will place an annual blanket purchase order for the following year's minimum purchase requirement. TriVirix shall evidence its receipt of each Purchase Order by signing an acknowledgment copy thereof and returning it to Company within fifteen (15) days after receipt of such Purchase Order from Company. The first Purchase Order delivered for each Commercial Year shall constitute the Initial Forecast for said Commercial Year. In case of conflict between the general terms and conditions of a Purchase Order issued by Company and this Agreement, the terms and conditions of this Agreement shall take precedence.

            2.05 TriVirix agrees to warehouse and store on Company's behalf all finished Products in accordance with the terms outlined in Schedule 2.05(a). TriVirix shall be entitled to invoice the Company for Product(s) on the date TriVirix receives written acceptance from the Company of the Certificate of Conformance ("CofC") for the completed Products and puts the Products into storage on the Company's behalf; however, in the event written acceptance from the Company is not received within two (2) working days and the Company has not rejected the CofC related to such Products in good faith, TriVirix shall be entitled to invoice the Company for such product on the third working day following submittal of the Certificate of Conformance to the Company. Products stored by TriVirix shall be ready to ship, F.O.B. TriVirix's facility, per the Company's written instruction, to the Company or its subcontract distributors listed in Schedule 2.05(b).

            2.06 If Company desires to accelerate or reduce any of the deliveries ordered under a Purchase Order or set forth in a binding Forecast, it shall so notify TriVirix and TriVirix shall make reasonable efforts to meet the request, subject to material and capacity availability. Company shall bear and pay any reasonable extra costs incurred by TriVirix to meet an accelerated or a reduced schedule, including, without limitation, the cost to TriVirix of holding inventory. During the Term of this Agreement, Company shall purchase and take delivery of the quantities of Products listed in as delineated in the annual blanket Purchase Orders per Section 2.04(b). In the event that Company delivers a Forecast to TriVirix which indicates the Company does not intend to take delivery of at least seventy-five percent (75%) of the minimum requirements established by the Initial Forecast for any one (1) Commercial Year period, the Company shall work in good faith with TriVirix to adjust the purchase price (if appropriate) on all units of the relevant Product(s)to be purchased by Company over the remaining portion of said Commercial Year and a maximum period of ninety days during the following Commercial Year to reflect the reduced quantity as far as overhead absorption, material costs and labor efficiency are concerned. In the event the Company does not place an


                                       4
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order for the following Commercial Year, then the funds due shall be paid within sixty (60) days of the end of the Commercial Year for which the Forecast was decreased by more than 25% from the Initial Forecast. In the event the demand exceeds the blanket order quantity, 1) the blanket order shall be adjusted immediately to reflect the projected needs, and 2) the price which may be subject to downward adjustment shall be addressed in accordance with Section 3.02.

            2.07 Company agrees to reimburse TriVirix for the cost of any and all NCNR components ordered within the Forecast to meet demand within individual Product lead times that become obsolete due to changes in the design requested by Company. TriVirix agrees to make all reasonable effort(s) to return or sell obsolete material.

            2.08 All Products shall be sold and delivered per paragraphs 2.05 and 4.03. All invoices shall be due and payable net thirty (30) days from the date of the invoice.

            2.09 Any Company owned equipment (test equipment, tooling, test fixtures, etc) supplied to TriVirix shall be utilized for its intended purpose only. TriVirix shall properly identify Company owned equipment as such. TriVirix shall not be liable for the maintenance of the equipment nor for normal wear and tear. TriVirix shall be liable for any abuse, mistreatment and negligence of said equipment.

            2.10 All end item deliverable devices shall have validated tests to ensure reliable results. All Company provided test equipment and test procedures shall have proof of validation. Copies of the validations shall be provided to TriVirix.

            2.11 TriVirix shall obtain the written approval of Company prior to making any changes, substitutions, or modifications to the Product(s) or the DMR in accordance with the Change Notification Protocol, a copy of which has been provided to Company. Company shall promptly respond to any such request for approval of changes. It is recognized that TriVirix may, from time to time, be asked to implement ECNs. The following delineates the proper procedure:

                  (a) Company will notify TriVirix in writing of the proposed change. This notification should include the documentation of the change to effectively support TriVirix's investigation of the impact of this proposal;

                  (b) Upon receipt of a notice requesting a change, TriVirix will review and respond to all cost impacts within a reasonable period of time not to exceed thirty (30) days;

                  (c) All cost impacts and material availability issues will be mutually reviewed and agreed to in writing prior to implementation; and

                  (d) Emergency ECNs as identified by Company in writing will be immediately implemented at Company's request. Company will be liable for all reasonable costs associated with the implementation of emergency ECNs, except, if the emergency ECN (i) is the result of a defect in the design of the Product(s) provided by TriVirix, (ii) is the direct result of a defect in a part or sub-component from a supplier to TriVirix, or (iii) is the direct result of a defect in workmanship by TriVirix. TriVirix shall provide for the repair and /or replacement of defective Products identified in (i), (ii) and (iii) at its cost.

                  (e) Component Substitutions. TriVirix reserves the right to substitute passive electronic components without prior Company approval provided, however, that the


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components are of equal or more stringent specification than the originally indicated part, the components conform to all applicable specifications and do not increase the risks of stoppage of manufacturing, safety, quality, durability, or reliability and that adequate record is maintained of the substitution within the DMR as well as the applicable Product DHR and notification is provided to the Company on a timely basis. Component selection that may affect the aforementioned risk categories related to the manufacture of a Product should immediately be communicated to the Company's RA/QA Department.

                  (f) Supplier Selection. In the absence of design-specified sources of supply, TriVirix reserves the right of complete control in the choice of component suppliers without Company approval. Source selection and qualification shall be in accordance with TriVirix' Quality System requirements.

            2.12 The Products shall be packaged and labeled in accordance with Company's specifications. Company shall prepare the artwork necessary for printing all labels and shall deliver it to TriVirix as least ten (10) weeks prior to the scheduled delivery from TriVirix of the first shipment of Products ordered by Company.

            2.13 From and after sixty (60) days from the date of this Agreement, TriVirix shall provide to Company a list or recommended repair service parts or spare parts for Products and certain predecessor products, on terms and conditions to be agreed upon in a separate agreement. The service agreement shall be concluded within thirty (30) days of this Agreement. Service may extend to other Company products as well, and shall not be limited to the Products.

            2.14 From and after sixty (60) days from the date of this Agreement, TriVirix shall provide to Company Sustaining Engineering services for Products, on terms and conditions to be agreed upon in a separate agreement. The Sustaining Engineering agreement shall be concluded within thirty (90) days of this Agreement.

            2.15 TriVirix warrants, covenants and agrees that (a) it will maintain an FDA registered facility certified to ISO 13488, and (b) the Products will be manufactured and supplied by TriVirix to Company in compliance with all applicable laws, ordinances, rules and regulations, whether local, state or federal, including, but not limited to, the provisions of the federal Food, Drug and Cosmetic Act, and QSR. TriVirix will provide documentation that the TriVirix facility complies with FDA published guidelines (as defined in 21 CFR 10.90b) and upon request by Company shall demonstrate such compliance. Company shall have the right upon at least five (5) business days prior notice in writing to inspect during normal business hours TriVirix's quality control system, documentation, receiving, shipping, warehousing, and manufacturing processes and facilities for the Product(s). The Parties agree that all work required by this Agreement to be performed by TriVirix shall be performed solely by TriVirix or its qualified subcontractors. TriVirix agrees to manufacture, assemble, and package the Products or perform services in accordance with this Agreement. Company may review TriVirix' performance of the work under this Agreement, including development, fabrication and test of the Products, the design of the tools used to produce them, and their operation. To review the work, Company may visit the sites where TriVirix or TriVirix' subcontractor performs it. TriVirix shall make available by electronic or other means any information required by Company to be obtained or maintained as it relates to Products, including current data regarding status and performance on Purchase Orders.


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                                  ARTICLE III

                      PRICE FOR PRODUCTS; TERMS OF PAYMENT

            3.01 TriVirix agrees to sell and deliver to Company in accordance with paragraph 2.04, and Company agrees to purchase Products from TriVirix, at the prices listed in Schedule 3.01.

            3.02 The price for each Product shall be fixed for the First Commercial Year; provided, however, in the event of a material increase in the cost of any material component or the sum of materials used in the manufacture of a Product that affects the material cost by greater than ten percent (10%), TriVirix shall have the right to renegotiate the prices then in effect. Conversely, if TriVirix or the Company becomes aware of a material decrease in the cost of any material component or the sum of materials used in the manufacture of a Product that would decrease the material cost of the Product by greater than * * *, the Company shall have the right to renegotiate the price then in effect. Any price adjustments as a result of the above scenario shall apply to the products yet to be delivered. Not later than September 30, 2004 and annually thereafter the parties shall meet and negotiate in good faith the prices for the Products for the ensuing Commercial Year using the pricing formula comprised of fixed overhead rates and profit percentages outlined on
Schedule 3.01.

            3.03 The prices listed in Schedule 3.01 shall include manufacturing engineering support (not including reengineering of the manufacturing process) provided on an "as needed" basis to support ECNs and Non-conforming Material Reports (NMRs) along with Statistical Process Control . Manufacturing and quality engineers, as appropriate, will perform these activities. All customer ECNs are subject to cost and schedule adjustment.

            3.04 (a) TriVirix shall perform transfer engineering services required in connection with the transfer of the manufacturing process for the Products from Company's current supplier to TriVirix, initial qualification of sub-tier suppliers and setting up the production line for the fees listed in TriVirix proposals 03-2003-17 Rev. A, dated 10 June 2003 and 04-2003-18 Rev. A, dated 11 June 2003.

      (b) When TriVirix validates the manufacturing lines, it shall track first pass yields to understand better the capabilities of Company's designs, suppliers and manufacturing processes. TriVirix and Company shall then evaluate the need for any non-recurring efforts to resolve mutually agreed quality or yield issues and TriVirix shall supply those services to Company on a time and materials basis based on (a) actual hours worked at TriVirix's then current billing rate, and (b) direct expenses incurred and paid to third parties, plus material overhead only. Travel expenses for such incremental efforts will be billed at cost plus 5%. Travel expenses shall include mileage at the latest rate determined by the Internal Revenue Service, parking tolls and fares, car rental fees, if required, air fare, if required, and food and lodging away from the home office. Travel time will be billed at the individual's then current billing rate. TriVirix shall invoice Company no more frequently than bi-weekly for its charges associated with such


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incremental non-recurring efforts, with payment due from Company within thirty
(30) days from the date of TriVirix's invoice.

            3.05 A late fee of * * * per month may be assessed by TriVirix on invoices not paid by Company within the later of thirty (30) days of the date of receipt of the original invoice or ten (10) business days from the Company's receipt of any corrected invoice other than on the amount of said invoices being contested in good faith. Payment shall be by wire to (all wire fees payable by TriVirix):

            * * *

                        2800 Meridian Parkway, Ste 175

                        Durham, NC 27713

            3.06 Company is hereby extended an initial credit limit of $200,000. The parties agree to review the credit limit no less than semi-annually from the effective date of this Agreement and revise the credit limit, if necessary, to a mutually agreed amount to reflect the Company's forecasted purchases and payment history. Should the credit limit be at risk or should the Company have balances past due by more than ten (10) days which are not disputed in good faith, TriVirix reserves the right to request immediate payment to bring the Company's account back to good standing prior to further shipments taking place.

            3.07 * * *

            3.08 * * *

                                   ARTICLE IV

                         INSPECTION AND QUALITY CONTROL

            4.01 TriVirix shall, at its discretion, either accept or create an internal Quality Assurance Plan(s) that is compliant with the Quality Assurance Plan(s) provided by the Company. The Quality Assurance Plan(s) shall be approved by the Company.

            4.02 Prior to the Date of Market Introduction, TriVirix shall perform at Company's expense (as included in the transfer engineering fees provided for in paragraph 3.04) a Process Failure Modes and Effects Analysis (PFMEA) to verify robustness of the manufacturing process. Process Validation testing shall be performed at Company's expense (as included in the transfer engineering fees provided for in Paragraph 3.04 above) prior to the start of production to ensure that the equipment and processes operate as designed. Annual Process Qualifications shall be performed by TriVirix to verify the stability of the production process and to look for improvements in the calibration and test process.


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            4.03 TriVirix shall establish and maintain quality records for each unit of Product(s) produced (identified by serial number) consisting of, at a minimum, but not limited to:

            (a) Certificate of Conformance;

            (b) Label Certification Sheet; and,

            (c) Device History Record.

            4.04 TriVirix shall present these quality records to Company for immediate inspection by Company on completion of the production cycle, and prior to release of Product into storage per paragraph 2.05. Upon receipt of said records, Company shall perform an immediate inspection of these quality records, and shall within two (2) business days, provide written inspection status (Pass/Reject) to by fax TriVirix. TriVirix shall maintain these quality records for a period of seven (7) years after the last date of manufacture for a Product, or as prescribed by applicable medical device regulations, whichever is longer unless otherwise agreed to in writing by both Parties. Within fifteen
(15) days after delivery of Products into storage per paragraph 2.05, Company shall have the right to conduct its product audit to include a physical inspection of Products delivered thereof in which Products will be compared with the specifications and quality control parameters contained in the Quality Assurance Plan and DMR, and shall inform TriVirix of the results of such inspection. In the event such inspection by Company reveals unacceptable variances from the specifications and quality control parameters contained in the Quality Assurance Plan and DMR, Company shall notify TriVirix (which notice shall specify the manner in which the defective Products fail to meet the specifications in the DMR), and TriVirix shall have fifteen (15) days in which to verify the variances. Upon the earlier of (a) verification by TriVirix or (b) the expiration of thirty (30) days from the date of said notice, Company shall have the right to refuse acceptance of the defective or deficient shipment(s) and to require, at the option of TriVirix, that said Products be replaced or corrected free of charge to the Company. If TriVirix's inspection results in a finding that the Products are not defective or deficient, TriVirix shall immediately notify Company of the same and shall resubmit the Products for acceptance. In the event that TriVirix and Company do not agree on the acceptability of a Product, both parties agree to conduct joint testing and/or inspection. Failure of Company to complete the above-mentioned acceptance inspection within said fifteen (15) day period shall constitute acceptance by Company of the Products, however such acceptance shall not reduce the Warranty coverage for Products provided in accordance with Article VII herein.

                                   ARTICLE V
                            CONFIDENTIAL INFORMATION

            5.01 During the term of this Agreement and for a period of three (3) years after its termination, TriVirix and Company each agree to hold all Confidential Information of the other party disclosed to it hereunder in confidence and not to disclose such Confidential Information of the other party to any third party, except those who have a need to know such


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Confidential Information for purposes of carrying out the terms of this
Agreement and are bound by a similar obligation of confidentiality and non-use, and not to use such Confidential Information for any purpose other than for the purposes of this Agreement. Thereafter, the right of one party to use the Confidential Information of the other shall be limited only by the copyright and patent rights of the other party.

            5.02 Each party represents to the other that its employees are governed by company regulations that prohibit the disclosure of confidential and proprietary information that may belong to the other party and that such internal regulations will enable it to comply with all of the items of this Agreement.

            5.03 TriVirix acknowledges that Company possesses certain inventions, processes, know-how, trade secrets, improvements, other intellectual properties and other assets, including but not limited to procedures and techniques, computer technical expertise, software, and certain technical expertise and conceptual expertise in their field of interest, which have been independently developed by Company or its affiliates without the benefit of any information provided by TriVirix (collectively "Company Property"). TriVirix and Company agree that any Company Property or improvements thereto which are used, improved, modified or developed by Company under or during the term of this Agreement are the product of Company's technical expertise possessed and developed by Company or its affiliates prior to or during the performance of this Agreement are the sole and exclusive property of Company or its affiliates, as the case may be.

            5.04 Company acknowledges that TriVirix possesses certain inventions, processes, know-how, trade-secrets, improvements, cost and pricing rates and data, other intellectual properties and other assets, including but not limited to procedures and techniques, computer technical expertise, software, and certain technical expertise and conceptual expertise in the area of medical device design, manufacturing, and servicing, which have been independently developed by TriVirix or its affiliates without the benefit of any information provided by Company (collectively "TriVirix Property"). Company and TriVirix agree that any TriVirix Property or improvements thereto which are used, improved, modified, or developed by TriVirix under or during the term of this Agreement are the product of TriVirix' technical expertise possessed and developed by TriVirix or its affiliates prior to or during the performance of this Agreement and are the sole and exclusive property of TriVirix or its affiliates, as the case may be.

            5.05 If efforts under this Agreement result in inventions which are jointly developed by TriVirix and Company because employees or agents of each of TriVirix and Company make inventive contributions thereto, those employees or agents of both parties would be or are properly named as co-inventors under the laws of Delaware on any patent application claiming such inventions. In such instance of a jointly developed invention Company shall have full rights to exploit such jointly developed invention for its own commercial purposes without any obligation to TriVirix. Any decision to file for patent coverage on jointly developed inventions shall be mutually agreed on, and the parties will select a mutually acceptable patent counsel to file and prosecute patent applications based on such joint inventions.


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            5.06 TriVirix agrees to return to Company all copies of
specifications and related materials within thirty (30) business days of such termination.

            5.07 Notwithstanding any other provision of this Article, all designs and specification for any Product or component thereof, and all related writings, drawings, artwork, computer assisted designs, blueprints, annuals, notes, notebooks, reports, memoranda and similar works and material, regardless of whether created by the Company, TriVirix, or jointly, and regardless of whether included in the DMR for the Product, shall be Company Property, and the Company shall be the exclusive owner thereof and shall retain all right, title and interest, including copyright, relating to such material.

                                   ARTICLE VI

                             LICENSE FOR USE OF DMR

            6.01 Company hereby grants TriVirix a non-exclusive, non-assignable, royalty free license to use the DMR to manufacture the Products during the term of this Agreement, and for no other purpose.

            6.02 Company shall have full design and Quality System Regulation
(QSR) responsibility including adverse event reporting unless otherwise noted in this Agreement.

            6.03 TriVirix hereby grants Company a royalty free license for the use of any manufacturing methods and processes developed by TriVirix for the Products for use only in connection with the manufacture of any Products.

                                  ARTICLE VII

                         WARRANTIES AND INDEMNIFICATION

            7.01 TriVirix warrants to Company that all Products to be supplied hereunder will upon shipment meet the specifications in the DMR and will be free from defects in materials and workmanship. TRIVIRIX MAKES NO OTHER WARRANTIES, WRITTEN, ORAL, OR IMPLIED, INCLUDING WITHOUT LIMITATION ANY IMPLIED WARRANTIES OF DESIGN, MERCHANTABILITY OR FITNESS FOR ANY SPECIFIC OR GENERAL PURPOSE. This limited warranty shall apply for a period of twelve (12) months after the date of shipment by TriVirix of the Product from storage at TriVirix's facilities to the Company or its subcontract distributors per Section 2.05, but in no event longer than fifteen (15) months from the date of acceptance by the Company of the Certificate of Conformance for the Product pursuant to Section 4.3. TriVirix shall satisfy this warranty requirement by repairing or replacing, at TriVirix's option, each Defective Product returned to it prior to the expiration of the warranty period. Satisfaction of TriVirix's warranty shall include the cost of shipping repaired or replaced product, as appropriate. To the maximum extent practical, TriVirix shall promptly document and return any defective material under warranty from sub-tier suppliers so that these

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items can be repaired or replaced and used in the respective production and/or service units. Company, its distributors, customers, or other designee may return Products to TriVirix that are determined by Company to be defective or that need repair. Upon determination of any defective Product, Company may request, and TriVirix shall issue, a "return authorization number" enabling Company or the end-user to ship such Product on a freight-collect basis to TriVirix. TriVirix shall, at TriVirix' option, either replace or repair Products found to be defective during the Warranty period with Products which conform to the Product Specifications which are part of this Agreement and in force at the time the defective Products were originally delivered. Products returned for defects in workmanship and/or materials during the Warranty Period will be repaired and shipped back to the appropriate destination at no charge to Company. Repair of non-warranty and/or post-warranty Products shall be in accordance with Company's instruction. Repair and shipping costs for Products returned for defects that are not the responsibility of TriVirix, including Products that have been improperly used and/or handled, non-warranty Products, and post-warranty Products, shall be paid by Company. If the Products are returned to TriVirix, and TriVirix determines that said Products are not defective in any way, and Company agrees with TriVirix' findings, Company agrees to pay TriVirix a fixed amount to be negotiated between TriVirix and Company (no defects found charge) for each such Product. TriVirix' warranty shall not apply to any defects caused by improper use, handling, or transportation, unless improperly packaged by TriVirix for delivery to Company or its designee. TriVirix shall not be responsible for any costs associated with a recall over and above its Warranty obligations hereunder. Company shall notify TriVirix within 2 working days of any field corrections or removal from market (i.e., recalls) of the product TriVirix is manufacturing or providing service for. Company shall have insurance of appropriate value to cover potential recall of Products manufactured under this agreement.

            7.02 TriVirix shall, conduct a failure analysis as required by US Food and Drug Administration ("FDA") regulations, i.e. 21 CFR Parts 820.115 and 820.198(b) with respect to Defective Products returned to it under paragraph
7.01. Such analysis shall be conducted promptly upon receipt by TriVirix of the subject Defective Product and a results report shall be returned to Company no later than forty-five (45) days after TriVirix's receipt of the defective Product. The cost of such failure analysis shall be borne by TriVirix if the analysis confirms that the failure is related to an issue covered by TriVirix's limited warranty set forth in Paragraph 7.01 above to the Company or by the Company in the absence of such confirmation.

            (a) TriVirix shall indemnify, defend and save Company, its shareholders, directors, officers, employees, representatives and agents ("Company Indemnified Parties") harmless against any and all claims, suits, proceedings, recoveries, settlements and damages, including, but not limited to, reasonable attorney and paralegal fees, interest and penalties ("Claims") arising or resulting from (i) the death of, or bodily injury to, any person on account of the use of any Product to the extent caused by TriVirix' failure to deliver such Product in accordance with TriVirix' warranties as provided in this Agreement, or (ii) the material breach by TriVirix of any of its obligations under this Agreement.

            (b) Company shall be liable for and shall indemnify, defend and save TriVirix, its shareholders, directors, officers, employees, representatives and agents ("TriVirix Indemnified Parties") harmless from and against any and all Claims, whether groundless or not, in connection with (i) any materials, formulae, instructions, specifications, standards, programs or policies furnished by Company to TriVirix, (ii) any and all injuries, losses, damages, or liability of any kind whatsoever directly or indirectly attributable to the design of the Products (except to the extent designed by TriVirix) or any omission or misstatement in the literature supplied by Company for use with the Products, (iii) the distribution, marketing or sale of the Products, (iv) the alleged infringement of any patent (including utility models and registered designs), copyrights or other intellectual property rights relating to the design of the Products (except to the extent designed by TriVirix) and any literature supplied by Company for use with the Products, and (e) the material breach by Company of any of its obligations under this Agreement.

            (c) NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT (EXCEPT FOR THE PARTIES' OBLIGATIONS TO INDEMNIFY AGAINST CLAIMS OF THIRD PARTIES UNDER 7.02(a) and 7.02(b) ABOVE), (i) UNDER NO CIRCUMSTANCES WILL ANY PARTY, ITS EMPLOYEES, OFFICERS OR DIRECTORS, AGENTS, SUCCESSORS OR ASSIGNS BE LIABLE TO ANOTHER PARTY AND ITS EMPLOYEES, OFFICERS OR DIRECTORS, AGENTS, SUCCESSORS OR ASSIGNS UNDER ANY CONTRACT, STRICT LIABILITY, TORT (INCLUDING NEGLIGENCE) OR OTHER LEGAL OR EQUITABLE THEORY, FOR ANY SPECIAL, INCIDENTAL, EXEMPLARY, INDIRECT OR CONSEQUENTIAL COSTS OR DAMAGES, INCLUDING WITHOUT LIMITATION LOST PROFITS, LITIGATION COSTS, LOSS OF DATA, PRODUCTION OR PROFIT, ARISING OUT OF OR RELATING IN ANY WAY TO THE SUBJECT MATTER OF THIS AGREEMENT, AND (ii) UNDER NO CIRCUMSTANCES WILL ANY PARTY'S AGGREGATE LIABILITY UNDER THIS AGREEMENT EXCEED $_500,000.

            (d) A Company Indemnified Party or a TriVirix Indemnified Party (the "Indemnified Party") shall notify the other party (the "Indemnifying Party") in writing of any action, claim or other matter in respect of which the Indemnified Party or any of its affiliates, or any of their respective directors, officers, employees or agents intend to claim such indemnification; provided, however, the failure to provide such notice within a reasonable period of time shall not relieve the Indemnifying Party of any of its obligations hereunder except to the extent the Indemnifying Party is prejudiced by such failure. The Indemnified Party, its affiliates, and their respective directors, officers, employees and agents shall cooperate fully with the Indemnifying Party and its legal representatives in the investigation, negotiation, compromise, settlement and defense of any action, claim or other matter covered by this indemnification. The Indemnifying Party shall be in charge of and control any such investigation, negotiation, compromise, settlement and defense and shall have the right to select counsel with respect thereto, provided that Indemnifying Party shall promptly notify the Indemnified Party of all material developments in the matter. In no event shall the Indemnifying Party compromise or settle any such matter without the prior written consent of Indemnified Party, which shall not be bound by any such compromise or settlement absent its prior consent, which shall not be unreasonably withheld or delayed. The Indemnified Party shall have the right, but not the obligation, to be represented by counsel of its own selection and at its own expense.

            (e) The indemnity obligations set forth in this Agreement shall survive the expiration or termination of this Agreement.

                                  ARTICLE VIII

                       TERM, TERMINATION AND CANCELLATION

            8.01 The term of this Agreement shall begin the date hereof and unless terminated earlier in accordance with paragraph 8.02 shall continue for three (3) years from the Date of Market Introduction (the "Initial Term").

            8.02 After the Initial Term, the term shall automatically be extended for successive one (1) year periods, provided, however, that this Agreement may be terminated by TriVirix or Company upon one hundred and eighty
(180) days prior written notice.

            8.03 Either TriVirix or Company may terminate this Agreement for cause. Cause shall be defined as a material breach or repeated non-material breaches of this Agreement which are not cured by the breaching party as quickly as reasonably possible, but in no event longer than sixty (60) days after receipt of written notice demanding such breaches be cured. Cause shall also include the following: (a) the failure, cessation, liquidation or dissolution of the either party's (the "Defaulting Party") business, (b) if the Defaulting Party makes an assignment for the benefit of creditors, files a petition in bankruptcy, applies to or petitions any tribunal for the appointment of a custodian, receiver, intervenor or trustee for such Defaulting Party or a substantial part of such Defaulting Party's assets; or (c) if the Defaulting Party shall commence a proceeding under any bankruptcy, rearrangement of debt, dissolution or liquidation law or statute of any jurisdiction, whether now or hereafter in effect, or if any such petition or application shall have been filed or proceeding commenced against the Defaulting Party and the Defaulting Party shall not have dismissed the same within thirty (30) days, or if such custodian, receiver, intervenor or trustee shall have been appointed for the Defaulting Party or such party's properties or assets.

            8.04 If the Agreement is terminated by Company other than for cause, Company agrees to pay TriVirix, at the time of termination, an amount equal to TriVirix's standard cost plus a reasonable mark up for any and all production quality materials in inventory, including WIP or finished goods, or on order for consumption within the Forecast period that is not cancelable or returnable, and any restocking fees, that were purchased by TriVirix to manufacture Products under this Agreement. TriVirix agrees to use its best efforts to cancel or return such materials in order to mitigate the total cost to the Company. TriVirix's standard cost shall mean the actual purchase price for a component, plus the material overhead costs of purchasing, receiving, inspecting and warehousing the component, and any labor associated with the manufacture of any subassemblies or finished products. Any materials paid for by the Company pursuant to this Section 8.04 will be delivered by TriVirix to the Company.

            8.05 Upon termination of this Agreement in accordance with this
Article 8 the DMR and all tooling being used by TriVirix that has been paid for by Company shall be transferred to Company; provided that if this Agreement is terminated by TriVirix for Cause, the Company first pays TriVirix any amounts then owing to TriVirix under this Agreement. TriVirix shall provide Company with a listing of such tooling within sixty (60) days of termination, and Company shall advise TriVirix within thirty
(30) days of receipt of such listing the disposition of all such tooling. All costs directly related to the transfer of such tooling shall be borne by Company.

                                   ARTICLE IX

                                    INSURANCE

            9.01 During the term of this Agreement, and for a period of seven
(7) years thereafter if on a claims made basis, TriVirix and Company shall carry and maintain in force (a) comprehensive general liability insurance with coverage satisfactory to Company, which is at least of the type usually carried by prudent developers and manufacturers of products similar to the Product(s) and which covers risks of the kind customarily insured against by such prudent developers and manufacturers, (b) products liability insurance in an amount not less than * * * and (c) workers' compensation insurance as required by law. Upon the execution of this Agreement and at such other times during its term as Company may request, TriVirix shall provide Company and Company shall provide TriVirix with a certificate of insurance evidencing such coverage hereof. The policies required of both parties pursuant to this Agreement shall provide that they may not be cancelled or changed without at least thirty (30) days notice to Company from the company providing such insurance. The insurer utilized by both parties hereunder shall be an insurance company generally providing insurance of the type required hereunder and shall be reasonably acceptable to the Company.

                                   ARTICLE X

                               GENERAL PROVISIONS

            10.01 Survival. The rights and obligations of Articles 5 (Confidential Information), 6 (License for use of the DMR), 7 (Warranties and Indemnification), 8 (Term, Termination and Cancellation), 9 (Insurance) and 10 (General Provisions) shall survive any termination of this Agreement and shall bind the parties and their legal representatives, successors and assigns.

            10.02 Government Approvals. Company shall obtain and shall own the necessary governmental registrations and permits for marketing the Product(s) in the United States. In the event of export of the Product(s) by Company or its Affiliates, Company or its Affiliates shall obtain and own the necessary governmental registrations and permits for marketing Product(s) in locations outside the United States. In the event of export of the Product(s) by Company or its Affiliates or subcontract distributors, Company or its Affiliates or subcontract distributors shall obtain and own the necessary governmental registrations and permits for marketing Product(s) in locations outside the United States.

            10.03 No Consequential Damages. In no event shall either party be liable for any consequential damages under this Agreement.

            10.04 Audit of Billing Records. Company shall have the right, at its own expense, during the term of this Agreement and for one (1) year thereafter, to have an independent public accountant, reasonably acceptable to TriVirix, examine the relevant financial books and records of account of TriVirix during normal business hours, upon reasonable notice, to determine or verify the amount of any amounts billed to the Company under Sections 2.04(a), 2.06, 2.07, 3.04,
8.04 or 8.05. If errors of * * * or more in Company's favor are discovered as a result of such examination, TriVirix shall reimburse Company for the reasonable expense of such examination, not to exceed * * *. As a condition to such examination, the independent public accountant selected by Company shall execute a written agreement, reasonably satisfactory in form and substance to TriVirix, to maintain in confidence all information obtained during the course of any such examination except for disclosure to TriVirix as necessary for the above purpose.

            10.05 Maintenance of Records. TriVirix shall maintain all engineering, manufacturing, and inspection records, all records of shipments of the Products from TriVirix to Company or Company's designees, and all records related to Product or facility regulations and certifications for the time periods required by applicable laws and regulations with respect to the Products. TriVirix shall make such records and data available for review and copying by Company at TriVirix' facility upon reasonable prior written notice from Company to TriVirix. In addition, upon termination or expiration of this Agreement, whichever occurs first, TriVirix will upon Company's request, make copies of such records and data for Company.

            10.06 Employee Solicitation. During the period beginning with the date hereof and ending twelve (12) months after all Services to be provided hereunder have been performed, each of TriVirix and Company, for itself and its Affiliates, agree that it will not solicit for employment or otherwise interfere with the employment of any employee except as may be expressly stated in any Proposal, without the permission of the other Party.

            10.07 Force Majeure.

            (a) Neither Party shall be held liable or responsible for failure or delay in fulfilling or performing any of its obligations under this Agreement (other than the payment of money) in case such failure or delay is due to any condition beyond the reasonable control of the affected Party including, without limitation, acts of God, strikes or other labor disputes, .governmental regulations or actions, but excluding failure or delay caused by the affected Party's negligence or financial condition (a "Force Majeure Event"). Such Party shall promptly resume performance hereunder as soon as practicable upon the termination of a Force Majeure Event.

            (b) Each Party agrees to give the other Party prompt written notice of the occurrence of any Force Majeure Event, the nature thereof, and the extent to which the affected Party will be unable fully to perform its obligations hereunder. Each Party further agrees to use commercially reasonable efforts to correct the Force Majeure Event as quickly as possible and to give the other Party prompt written notice when it is again fully able to perform such obligations.

            10.08 Legal Compliance. Each Party shall comply in all material respects with all laws and regulations applicable to the conduct of its business pursuant to this Agreement.

            10.09 Press Releases. Any press release, publicity or other form of public written disclosure related to this Agreement prepared by one Party shall be submitted to the other Party prior to release for approval, which approval shall not be unreasonably withheld by such other party.

            10.10 Use of Names. Except as otherwise required by law or by the terms of this Agreement or mutually agreed upon by the Parties, neither Party shall make any use of the name of the other Party or any trade name or trademark belonging to the other Party in any advertising or promotional material without the prior consent of the other Party, which consent shall not be unreasonably withheld.

            10.11 Dispute Resolution. The Parties recognize that a bona fide dispute as to certain matters may from time to time arise during the term of this Agreement that relates to either Party's rights and/or obligations hereunder. In the event of the occurrence of such a dispute, either Party may, by notice to the other Party, have such dispute referred to their respective officers, or their successors, for attempted resolution by good faith negotiations within ten (10) days after such notice is received. In the event the designated officers are not able to resolve such dispute within such ten
(10) day period, or such other period of time as the Parties may mutually agree in writing, each Party shall have the right to pursue any and all remedies available at law or in equity.

            10.12 Venue. Any court proceeding initiated by one Party against the other Party with respect to this Agreement shall be commenced in Delaware; provided, however, if the court proceeding is brought as a third party action as part of a pending proceeding in a different venue, either Party may initiate such third party action against the other Party in such other venue.

            10.13 Independent Contractors. The relationship between Company and TriVirix is that of independent contractors and nothing herein shall be deemed to constitute the relationship of partners, joint venturers, nor of principal and agent between Company and TriVirix. Neither Party shall have any express or implied right or authority to assume or create any obligations on behalf of or in the name of the other Party or to bind the other Party to any contract, agreement or undertaking with any Third Party.

            10.14 Waiver. Neither Party's waiver of any breach or failure to enforce any of the terms and conditions of this Agreement, at any time, shall in any way affect, limit or waive such Party's right thereafter to enforce and compel strict compliance with every term and condition of this Agreement.

            10.15 Severability. Each Party hereby expressly agrees that it has no intention to violate any public policy, statutory or common laws, rules, regulations, treaty or decision of any government agency or executive body thereof of any country or community or association of countries; that if any word, sentence, paragraph, clause or combination thereof in this Agreement is found by a court or executive body with judicial powers having jurisdiction over this Agreement or either Party hereto, in a final unappealed order, to be in violation of any such provisions in any country or community or association of countries, such words, sentences, paragraphs, clauses or combination shall be inoperative in such country or community or association of countries and the remainder of this Agreement shall remain binding upon the Parties, so long as enforcement of the remainder does not violate the Parties' overall intentions in this transaction.

            10.16 Exhibits. All exhibits and Proposals referred to in this Agreement form an integral part of this Agreement and are incorporated into this Agreement by such reference.

            10.17 Governing Law; Entire Agreement. The validity, interpretation and performance of this Agreement shall be governed and construed in accordance with the laws of Delaware without regard to the conflicts of laws provisions thereof. This Agreement, the Purchase Order, the proposal and any attachments constitutes the full understanding of the Parties and a complete and exclusive statement of the terms of their agreement. No terms, conditions, understanding, or agreement purporting to modify or vary the terms of this Agreement shall be binding unless hereafter made in writing and signed by the Party to be bound. No modification to this Agreement shall be effected by the acknowledgment or acceptance of any purchase order or shipping instruction forms or similar documents containing terms or conditions at variance with or in addition to those set forth herein.

            10.18 Order of Precedence. In the case of any conflict, the following order of precedence shall apply:

            a)    Agreement

            b)    Purchase Order

            c)    Proposal

                  [It is not the intent of this Agreement to modify the DMR, specifications or acceptance criteria for any Product.]

            10.19 All notices, demands and communications provided for in this Agreement shall be in writing and shall be deemed effective by a party upon hand delivery or when mailed, postage prepaid, by registered or certified mail or when sent by telecopy, to the other party or its copy designee at the respective addresses listed below, unless and until such address is changed by giving written notice thereof in like manner.

            To Company:

                  Neoprobe Corporation
                  425 Metro Place North, Suite 300
                  Dublin, Oh 43015
                  Attn: President
                  Fax No.: (614) 793-7520

            To TriVirix:
                  TriVirix International
                  2800 Meridian Parkway, Suite 175
                  Durham, North Carolina 27713
                  Attn.:  Vice President, Business Development
                  Fax No.:  (919) 259-9001


            10.20 Assignment. All provisions contained in this Agreement shall extend to and be binding upon the parties and their respective successors and assigns. Without the prior written consent of the other party, neither party may assign, transfer or convey any of its rights, duties or interest under this Agreement, nor shall it delegate any of the obligations or duties required to be kept or performed by it hereunder; provided, however, that either party ("Assignor") may, without such consent, assign this Agreement to (i) any of Assignor's Affiliates (provided, however, such assignment shall not relieve Assignor of any of its obligations hereunder) or (ii) a successor in interest of Assignor by merger or operation of law or (iii) a purchaser of all of Assignor's assets provided such purchaser shall have agreed in writing to perform all of Assignor's obligations under this Agreement.

            10.21 Counterparts. This Agreement may be executed in one or more counterparts, all of which taken together shall constitute one and the same instrument.

            IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the date first above written.

                                          NEOPROBE CORPORATION

                                          By: /s/ David C. Bupp
                                              ---------------------------------
                                              Name:  David Bupp
                                              Title: President & CEO


                                          TRIVIRIX INTERNATIONAL

                                          By: /s/ Tom L. Larrichio
                                              ---------------------------------
                                              Name:  Tom L. Larrichio
                                              Title: V. P. Business Development

                                  SCHEDULE 1.12

                                   PRODUCT(S)

NEOPROBE MODEL #      TRIVIRIX MODEL #           DESCRIPTION
----------------      ----------------           -----------
      2200                                   neo2000 control unit
      1017                                       14 mm probe
      2059                                 11 mm laparoscopic probe
    CSN00100                               Quantix/OR control unit
    CNS00150                               Quantix/ND control unit

                                  SCHEDULE 2.05
                            BILL & HOLD ARRANGEMENTS

Company hereby requests that TriVirix store Products of the types listed in
Schedule 1.11 that have been finished, certified complete, packaged and palletized subject to the maximum quantities listed herein and paid for by Company. With respect to Products stored under the terms of this Agreement, Company agrees:

- to accept title to the Product upon delivery by TriVirix of the Product into storage;

- upon delivery by TriVirix of the Product into storage, to accept the risk of insuring the Product against casualty loss not caused by negligence on the part of TriVirix; and,

- acknowledges that from and after the delivery by TriVirix of Products into storage, TriVirix has no further performance obligations with respect to stored Product beyond the standard product warranty as specified in the Agreement. Specifically, and not by way of limitation, Company agrees not to hold TriVirix responsible for making any upgrades or modifications to stored product that was previously certified based on changes made to Product Specifications in the DMR subsequent to the manufacture and certification of such product without prior written agreement with TriVirix to upgrade or modify said units; and,

TriVirix agrees:

- to store designated Product separately from other incomplete products or completed products TriVirix may choose to manufacture that are in excess of Company's purchase commitments;

- to provide storage facilities that fully comply with storage requirements for medical devices as specified in ISO13488 and U.S. FDA 21C.F.R. Section820;

- to periodically provide and/or update certain details regarding the facility in which the Products to be stored: address, type of building construction [i.e., brick, wooden frame, metal siding], fire protection [i.e., sprinkler system, proximity to nearest fire department]); and

- not to ship Product that has been stored without written instruction from an authorized representative of Company.

                                  SCHEDULE 3.01

                                   PRICE LIST

COMMERCIAL YEAR ONE

                 Neoprobe
 Description     Model No.     * * *         * * *        * * *        * * *)
   neo2000         2200        * * *         * * *        * * *        * * *

  14mm probe       1017        * * *         * * *        * * *        * * *

  Quantix/OR     CSN00100      * * *         * * *        * * *        * * *
 control unit

  Quantix/ND     CSN00150      * * *         * * *        * * *        * * *
 control unit

(1) * * *

(2) * * *

(3) * * *

(4) * * *


COMMERCIAL YEARS TWO AND THREE

Prices for Product for Commercial Years Two and Three will be based on the following pricing formula at the relative volumes based on the estimated annual volumes:

                 Neoprobe Model  Potential       Material        G&A and Profit
Description      No.             Annual Volumes  Burden Rate     Rate
-----------      --------------  --------------  -----------     ----
neo2000          2200            * * *           * * *           * * *

14mm probe       1017            * * *           * * *           * * *

Quantix/OR                       * * *           * * *           * * *

Quantix/OR                       * * *           * * *           * * *

Quantix/OR                       * * *           * * *           * * *

Quantix/ND                       * * *           * * *           * * *

Quantix/ND                       * * *           * * *           * * *

Quantix/ND                       * * *           * * *           * * *